Contact:	Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
mike.dickerson@aarons.com

Progressive Leasing Finalizes Agreement with FTC

SALT LAKE CITY – April 20, 2020 – Progressive Leasing, a wholly-owned subsidiary of Aaron’s, Inc. (NYSE: AAN), today announced a final settlement with the Federal Trade Commission (the “FTC”) resolving all matters raised by the company’s previously disclosed FTC investigation related to the adequacy of consumer disclosures. Under the settlement, which is subject to court approval, Progressive will pay $175 million to the FTC with no admission of wrongdoing.

“This settlement allows Progressive to stay focused on continuing to offer competitive, flexible and affordable purchase options to credit-challenged consumers while delivering an exceptional and fully transparent lease-to-own experience. Although we disagree with the FTC’s allegations, we have agreed to settle this matter to avoid the expense, management distraction and uncertainty caused by protracted litigation,” said John Robinson, Chief Executive Officer of Aaron’s.

“Transparency has always been a cornerstone of our virtual lease-to-own model, and we remain confident in the integrity of Progressive’s business and compliance practices. Consistent with our culture of continuous improvement, we have further enhanced consumer disclosures, expanded field training and testing, and continue to invest in these areas on behalf of our customers and retailers,” said Ryan Woodley, Chief Executive Officer of Progressive Leasing.

As one of the nation’s leading and most innovative virtual lease-to-own providers, Progressive continuously solicits feedback to enhance its program and better serve customers:

●	Progressive maintains an overall customer complaint rate of less than 1%.
●	Progressive’s Net Promotor Score (NPS), a measure of customer satisfaction, is significantly higher than the average NPS score of financial services firms.
●	More than 35% of new leases are attributable to repeat customers.
●	With over 12,000 customer reviews, Progressive enjoys a Google rating of 4.8/5.0.

Progressive recorded a charge of approximately $179 million in the fourth quarter of 2019, for costs associated with the settlement and related expenses.

About Aaron's, Inc.

Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Aaron's Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its approximately 1,500 company-operated and franchised stores in 47 states and Canada as well as its e-commerce platform, Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through over 20,000 retail locations in 46 states. Vive Financial, LLC (formerly Dent-A-Med, Inc.) provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit Aarons.com, ProgLeasing.com, and Vivecard.com.